Exhibit 10.3

STRUCTURE THERAPEUTICS USA INC.

September 7, 2024

Ashley Hall

[***]

Re:Employment Terms

Dear Ashley:

Structure Therapeutics USA Inc. (the “Company”) is pleased to offer you employment, which is anticipated to begin on September 18, 2024, under the terms set forth in this offer letter employment agreement (the “Agreement”).  Your actual employment start date will be referred to herein as the “Start Date”.

Position and Location

You shall serve as the Company’s Chief Development Officer, responsible for performing such duties as are assigned to you from time to time, reporting to Raymond Stevens, Chief Executive Officer. Your principal office location will be your personal residence in Southern California, although you may work at such other locations as mutually agreed. Subject to the terms of this Agreement, the Company reserves the right to (a) reasonably require you to perform your duties at places other than your principal office location from time to time and to require reasonable business travel.

The Company may change your position, duties, and work location from time to time in its discretion, subject to the terms of this Agreement and the Severance Plan (as defined below).

Compensation and Benefits

Base Salary. Your initial base salary will be paid at the rate of $465,000.00 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

Bonus. You will also be eligible to earn an annual discretionary bonus with a target payout percentage of 40% of your annual earned base salary.  The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant.  The Company will pay you this bonus, if any, no later than March 15th of the following calendar year.  The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

Benefits. During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies.  Currently, exempt employees do not accrue vacation and are not subject to any limits in how much vacation they take per year.  Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee.  An employee’s ability to take vacation is not a form of additional wages for services performed, but rather evidences the Company’s commitment to provide exempt employees with a flexible work schedule.  Since vacation is not allotted or accrued, there is no “unused” vacation time to be carried over from one year to the next nor paid out upon termination.  A full description of current benefits is available for your review.  The Company may change compensation and benefits from time to time in its discretion.

Expenses

The Company will reimburse you for travel or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

Equity

Subject to approval by the Board of Directors (the “Board”) of Structure Therapeutics Inc. (the “Cayman Parent”), following your Start Date, you will be granted (i) an option to purchase 82,890 ordinary shares (27,630 ADSs) of the Cayman Parent (the “Option”) and (ii) a restricted share unit award in respect of 67,290 ordinary shares (22,430 ADSs) of the Cayman Parent (the “RSUs”).  The Option (including determination of the exercise price) and RSUs will be governed by the terms and conditions of the Cayman Parent’s 2023 Equity Incentive Plan (the “Plan”) and the applicable award agreement thereunder.  The Option will vest over four years, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and the remaining shares vesting in 36 equal monthly installments thereafter, subject to your Continuous Service (as defined in the Plan) through each such date.  The RSUs will vest over four years, with 1/4th of the shares vesting on each of the first, second, third and fourth anniversaries of the vesting commencement date, subject to your Continuous Service through each such date.  The vesting commencement dates applicable to the Option and RSUs will be specified in your award agreements.

Severance

You will be eligible to participate in the Structure Therapeutics Inc. Severance and Change in Control Plan, as may be amended from time to time pursuant to its terms (the “Severance Plan”), pursuant to the terms and conditions set forth therein, and provided that the Company and you execute a Participation Agreement (as defined and set forth in the Severance Plan).

[For purposes of your eligibility to participate in the Severance Plan, the term “Good Reason” for your resignation shall mean the undertaking of any of the following by the Company Group (as defined in the Severance Plan) (i) without your written consent and (ii) on or after you become eligible to participate in the Severance Plan:

(1)a material reduction in a your base salary (unless pursuant to a salary reduction program applicable generally to similarly situated employees of the Company Group);

(2)modification of your principal place of employment with the Company such that your principal place of employment is not your residence and you are not allowed to work remotely;

(3)a material breach by the Company Group of any provision of the Severance Plan or any other material agreement between you and the Company Group concerning the terms and conditions of your employment with the Company Group; or

(4)a material diminution of your authority, duties or responsibilities.

Notwithstanding the foregoing, in order for your resignation to be deemed to have been for Good Reason, you must (a) provide written notice to the Company Group of your intent to resign for Good Reason within 30 days after the first occurrence of the event giving rise to Good Reason, which notice shall describe the event(s) you believe give rise to Good Reason; (b) allow the Company Group at least 30 days from receipt of the written notice to cure the event (such period, the “Cure Period”), and (c) if the event is not reasonably cured within the Cure Period, your resignation from all positions held with the Company Group is effective not later than 30 days after the expiration of the Cure Period.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.  Your signed Employee Confidential Information and Invention Assignment Agreement and Arbitration Agreement between you and the Company, which you signed on July 8, 2024 and copies of which are enclosed with this Agreement, will continue to be in full force and effect, and be binding on you.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company.  You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will,” except where prohibited by state law.  You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by a duly authorized officer of the Company.

As a full-time exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

General Provisions

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

Complete Agreement.  This Agreement supersedes the offer letter between you and the Company, dated July 5, 2024, and you acknowledge and agree that you are not entitled to or eligible for any compensation or benefits under such prior offer letter. While your employment is anticipated to begin on September 18, 2024, changes in business circumstances or other Company matters may occur between now and then, and such changes may result in modifications to your employment start date, employment terms, or other matters relating to your employment with the Company.  This letter, together with your Employee Confidential Information and Invention Assignment Agreement and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written.   This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations made to you by anyone, whether written or oral.  This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

Headings.  The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and your and the Company’s respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign this Agreement or any of your rights hereunder without the written consent of the Company.

Tax Withholding.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  You acknowledge and agree that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  You have had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Electronic Signature. This Agreement may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

*       *       *

Please sign and date this Agreement and return it to me by September 12, 2024, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Raymond Stevens
Raymond Stevens
Chief Executive Officer

Understood and Accepted:

/s/ Ashley Hall	9/14/2024
Ashley Hall	Date